Exhibit 21

Subsidiaries of the Company

(a)           Papa John’s USA, Inc., a Kentucky corporation

(b)           PJ Food Service, Inc., a Kentucky corporation

(c)           PJFS of Mississippi, Inc., a Mississippi corporation

(d)           Papa John’s Support Services, Inc., a Kentucky corporation

(e)           Risk Services Corp., a Kentucky corporation

(f)            Capital Delivery, Ltd., a Kentucky corporation

(g)           RSC Insurance Services Ltd., a Bermuda corporation

(h)           Colonel’s Limited, LLC, a Virginia limited liability company

(i)            Papa John’s (U.K.) Ltd., a United Kingdom corporation

(j)            Perfect Pizza Ltd., a United Kingdom corporation

(k)           Perfect Pizza Holdings, Ltd., a United Kingdom corporation